EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

BMB Munai, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-146831) of BMB Munai, Inc. of our report dated June 10, 2009 (including our report dated June 10, 2009 regarding the effectiveness of BMB Munai, Inc.’s internal control over financial reporting as of March 31, 2009) relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K/A-1 for the year ended March 31, 2009.

/s/ Hansen, Barnett & Maxwell, P.C.
HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

October 20, 2009